Filed pursuant to Rule 433

Registration Statement No. 333-181500

Relating to the Preliminary Prospectus Supplement

dated July 23, 2014

FEDERATIVE REPUBLIC OF BRAZIL - FINAL PRICING TERMS (Greenshoe)

Issuer	Federative Republic of Brazil
Transaction	5.000% Global Bonds due 2045
Ratings*	Baa2/BBB-/BBB (Moody’s/S&P/Fitch)
Distribution	SEC Registered
Amount Issued	U.S.$50,000,000 (brings total size to U.S.$3,550,000,000)
Gross Proceeds	U.S.$48,996,000
Coupon	5.000% per annum, 30/360-day count basis, payable semi annually
Maturity	January 27, 2045
Offering Price	97.992% of the principal amount, plus accrued interest, if any, from August 1, 2014
Yield to Maturity	5.131% per annum
Underwriting Fee	0.15%
Interest Payment Dates	January 27 and July 27 of each year
First Interest Payment Date	January 27, 2015
Pricing Date	July 24, 2014 (Hong Kong time)
Settlement Date	August 1, 2014 (T+6)
CUSIP / ISIN	105756 BW9 / US105756BW95
Denominations	U.S.$200,000 and integral multiples of U.S.$1,000 in excess thereof
Listing	Euro MTF Market Luxembourg
Joint Bookrunners	Deutsche Bank Securities Inc. Itau BBA USA Securities, Inc. Merrill Lynch, Pierce, Fenner & Smith Incorporated

Underwriting Commitments	Deutsche Bank Securities Inc.: Itau BBA USA Securities, Inc.: Merrill Lynch, Pierce, Fenner & Smith	U.S.$16,667,000.00 U.S.$16,667,000.00
	Incorporated:	U.S.$ 16,666,000.00

A preliminary prospectus supplement of Brazil accompanies the free-writing prospectus and is available from the SEC’s website at: http://www.sec.gov/Archives/edgar/data/205317/000119312514276243/d761027d424b5.htm

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the Securities and Exchange Commission for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it from your sales representative at Deutsche Bank Securities Inc., calling toll-free +1-855-287-1922, or at Itau BBA USA Securities, Inc., calling toll-free +1-888-770-4828 or at Merrill Lynch, Pierce, Fenner & Smith Incorporated, calling toll-free +1-888-292-0070.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

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